Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”), dated as of March 13, 2015, is made by and between Digital Realty Trust, Inc. (the “REIT”), DLR LLC (the “Employer” and together with the REIT, the “Company”), and David Caron (“Caron”).

WHEREAS, Caron and the Company previously entered into that certain letter agreement, dated as of July 30, 2004 and amended on December 4, 2008 (as amended, the “Employment Letter”), pursuant to which Caron is employed as Senior Vice President, Portfolio Management of the Company;

WHEREAS, effective as of March 13, 2015, Caron has resigned from his position as Senior Vice President, Portfolio Management of the Company, and as an employee of the Company, and Caron and the Company desire to specify the terms of Caron’s termination of employment and to provide for the termination of the Employment Letter; and

WHEREAS, in connection with Caron’s resignation, the Company wishes to secure the services of Caron as a consultant to the Company upon the terms and subject to the conditions set forth herein, and Caron wishes to render such services to the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Resignation.

a. Resignation; Termination of Employment Letter. Effective as of March 13, 2015 (the “Termination Date”), Caron hereby resigns as an employee and officer of the Company and its subsidiaries and affiliates. Caron and the Company acknowledge and agree that, except as expressly provided in Section 3.b below, the termination of Caron’s employment shall not constitute a termination by the Company without Cause for purposes of the Employment Letter or any other agreement between Caron and the Company or its subsidiaries or affiliates. In addition, effective as of the Termination Date, the Employment Letter shall terminate, and Caron shall have no further right or interest thereunder, except as provided in this Agreement, provided, however, that notwithstanding the foregoing, Section 9 (Confidentiality and Non-Solicitation) of the Employment Letter shall remain in full force and effect in accordance with its terms.

b. Accrued Obligations. On the Termination Date, the Company will pay to Caron all accrued salary and all accrued and unused paid time off earned through the Termination Date, subject to standard payroll deductions and withholdings.

c. Expenses. Caron acknowledges that, within fifteen days (15) days after the Termination Date, Caron will submit his final documented expense reimbursement statement reflecting all business expenses incurred by him through the Termination Date, if any, for which he seeks reimbursement. The Company will reimburse Caron for any such expenses pursuant to its regular business practices.

d. Return of Company Property. On or before the Termination Date, Caron shall return to the Company all Company documents (and all copies thereof) and other Company property in his possession or control, including, but not limited to: Company files, correspondence, memoranda, notes, notebooks, books, records, plans, forecasts, reports, proposals, agreements, financial information, personnel information, marketing information, research and development information, information regarding business contacts, customers, vendors, strategies, products, computer-recorded information, databases, computer programs, tangible property and equipment, credit cards, entry cards, keys and computer access codes; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Caron represents that he has made a diligent search to locate any such documents, property and information. In addition, if Caron has used any non-Company computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, he shall immediately provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems. Caron agrees to provide the Company with access to such systems as requested to verify that the necessary copying and/or deletion has been completed. Caron’s compliance with the terms of this Section 1.d and Section 7 below is a condition to his right to receive and retain the payments and benefits set forth in Sections 3.a and 3.b below.

2. Consulting Services. During the period commencing on the Termination Date and ending on the twelve (12)-month anniversary of the Termination Date or such earlier date on which Caron’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Caron shall provide the consulting services specified on Exhibit A hereto and such other services as reasonably requested by the Company (the “Consulting Services”). Caron shall provide the Consulting Services to the Company at times and locations mutually agreed to by Caron and the Company. Caron shall comply with all applicable policies and procedures of the Company (including, without limitation, technology use, confidentiality, background check and work authorization policies and procedures).

3. Compensation, Equity Awards; Expense Reimbursements.

a. Fees. In consideration of, and subject to and conditioned upon Caron’s execution and non-revocation of the Releases set forth in Section 4 below, and Caron’s continued compliance with the terms and conditions of this Agreement, including without limitation, the confidentiality, non-solicitation, non-competition and non-disparagement covenants contained in Section 7 below, the Company shall compensate Caron as follows for the Consulting Services:

(1) During the Consulting Period, the Company shall pay Caron a consulting fee (the “Consulting Fee”) equal to $29,329 per month.

(2) In addition to the Consulting Fee, the Company shall pay to Caron an additional amount equal to $261,712 (the “Additional Fee”). Payment of the Additional Fee will be made in a single lump sum on (i) the twelve (12) month anniversary of the Termination Date, provided that Caron continues to provide the Consulting Services until such date and has not breached any of his obligations under this Agreement, or (ii) if earlier, the date on which the Company terminates Caron’s consulting relationship hereunder without Cause.

(3) During the period commencing on the Termination Date and ending on the earlier of (i) the last day of the Consulting Period, and (ii) the date on which Caron becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Caron’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide to Caron and Caron’s dependents coverage under its group health plan at the same levels as in effect on the Termination Date and at the same proportional cost to Caron as if Caron remained an employee of the Company throughout the Consulting Period; provided, however, that if (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), (B) the Company is otherwise unable to continue to cover Caron or Caron’s dependents under its group health plans, or (C) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Caron in substantially equal monthly installments over the COBRA Period (or remaining portion thereof) (the benefits or payment under this Section 3.a(3), the “COBRA Benefit”).

b. Equity Awards. Caron represents and acknowledges that except as set forth on Exhibit B attached hereto, he has no outstanding equity awards or equity-based awards with respect to the REIT, Digital Realty Trust, L.P. (the “Operating Partnership”) or any affiliate thereof (the “Equity Awards”), or any other rights to acquire stock or equity interests of any such entity. Each outstanding Equity Award held by Caron will be treated in accordance with the terms of the applicable plan document and award agreement governing such Equity Award. The Company acknowledges that, as of the date hereof, a portion of the Equity Awards have vested. In addition, notwithstanding the foregoing sentence, the outstanding Equity Awards held by Caron shall be treated as follows:

(1) Pre-2014 Equity Awards. Each outstanding Equity Award held by Caron that has a Date of Grant (as set forth on Exhibit B) that occurred prior to January 1, 2014 shall vest in full (to the extent then-unvested) upon (i) the twelve (12)-month anniversary of the Termination Date (such date, the “Twelve-Month Vesting Date”), provided that Caron continues to provide the Consulting Services until such date and Caron has not breached his obligations under this Agreement, or (ii) if earlier, the date on which the Company terminates Caron’s consulting relationship hereunder without Cause (as defined in Section 5 below).

(2) Class D Profits Interest Units. In addition, solely for purposes of that certain Class D Profits Interest Unit Agreement, dated as of February 11, 2014, by and between the REIT, the Operating Partnership, and Caron (the “Class D Agreement”), Caron shall be deemed to incur a Qualifying Termination by the Company without Cause (each as defined in the Class D Agreement) upon the Twelve-Month Vesting Date if either (i) Caron continues to provide the Consulting Services until such date and Caron has not breached his obligations under this Agreement, or (ii) the Company terminates Caron’s consulting relationship hereunder without Cause prior to the Twelve-Month Vesting Date.

(3) 2014 Time-Based Profits Interest Units. If the Company terminates Caron’s consulting relationship hereunder without Cause prior to the Twelve-Month Vesting Date, then the award of unvested profits interest units granted to Caron pursuant to that certain Time-Based Profits Interest Unit Agreement, dated as of February 11, 2014, by and between the REIT, the Operating Partnership, and Caron shall, as of the date of termination of the consulting relationship, vest with respect to that number of Profits Interest Units (as defined therein), if any, that would have vested during the period commencing on the date on which Caron’s consulting relationship terminates and ending on (and including) the Twelve-Month Vesting Date had Caron continued to provide the Consulting Services during such period.

(4) The parties acknowledge that, during the Consulting Period, Caron shall be deemed a “Service Provider” under the terms of the applicable plan document and award agreement governing each Equity Award held by Caron, subject to the conditions and qualifications set forth therein.

c. Expenses. The Company shall, in accordance with applicable Company policy, pay or reimburse Caron for reasonable and necessary business expenses actually incurred or paid by Caron during the Consulting Period in connection with the Consulting Services, subject to proper substantiation of such expenses in accordance with applicable Company policy. Without limiting the generality of the foregoing, all expenses in excess of $500 individually or $1,000 in the aggregate must be approved by the Company in writing in advance of being incurred, and all travel must be approved in writing in advance of such travel.

4. Release of Claims. Caron acknowledges and agrees that his right to receive and retain the payments and benefits set forth in Section 3.a and Section 3.b are subject to and conditioned upon his execution, delivery and non-revocation of a first general release of claims (a “First Release”) and a second general release of claims (a “Second Release”), respectively, in forms prescribed by the Company (collectively, the “Releases”). Caron shall execute and deliver the First Release on or within twenty-one (21) days following the Termination Date, and shall execute and deliver the Second Release on or within twenty-one (21) days following the date on which Caron’s consulting relationship terminates.

5. Termination. This Agreement and the consulting relationship established hereby may be terminated by either party with or without Cause at any time and for any reason upon the delivery of at least ten (10) days’ written notice to the other party; provided, however, that the Company may terminate this Agreement and the consulting relationship established hereby for Cause at any time and without notice. For purposes of this letter, “Cause” will be determined in the reasonable discretion of the Company, and will include, without limitation, the following: (i) material failure by Caron to exercise a reasonable level of skill and efficiency in performing the Consulting Services described in Exhibit A; (ii) misconduct by Caron which injures the general reputation of the Company or its subsidiaries or affiliates or interferes with contracts or operations of the Company or its subsidiaries or affiliates; (iii) Caron’s conviction of, or entry of a guilty or no contest plea to, a felony or any crime involving moral turpitude; (iv) fraud, misrepresentation, or breach of trust by Caron in the course of his services which adversely affects the Company or its subsidiaries or affiliates; (v) Caron’s willful and gross misconduct in the performance of the Consulting Services that results in economic or other injury to the Company or its subsidiaries or affiliates; (vi) a breach of the covenants set forth in Section 7 below; or (vii) a breach by Caron of any of his obligations under this Agreement.

6. Obligations of the Company Upon Termination. Upon the termination of the consulting relationship established hereby for any reason, all compensation payable to Caron under this Agreement shall cease as of the applicable date of such termination, and the Company shall pay to Caron, following such termination, a lump sum equal to any Consulting Fee earned or accrued and unpaid through the earlier of (i) the date of termination and (ii) if the Company terminated this Agreement for Cause, the date of the earliest event or occurrence giving rise to such Cause. In addition, in the event of the termination of the consulting relationship established hereby by the Company without Cause, subject to and conditioned upon Caron’s execution and non-revocation of the Second Release, the Company shall (i) pay to Caron the Consulting Fee that would have been payable for the remainder of the Consulting Period had the consulting relationship not terminated, payable in a single lump sum within thirty (30) days following the date of termination, and (ii) continue to provide Caron with the COBRA Benefit that would have been provided had the consulting relationship not terminated. Except as expressly provided in this Section 6, Caron shall not be entitled to any further payments in connection with or following the termination of this Agreement and the consulting relationship established hereby.

7. Restrictive Covenants.

a. Confidentiality. Caron agrees that during the Consulting Period and thereafter, he will not directly or indirectly disclose or appropriate to his own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, or their respective subsidiaries or affiliates (collectively, the “Digital Group”) or their businesses, whether or not developed by Caron, except as it is required in connection with the Consulting Services. Caron further agrees that, upon termination of the consulting relationship hereunder, he will not receive or remove from the files or offices of the Digital Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Digital Group, and that he will return any such documents or materials otherwise in his possession. Caron further agrees that, upon termination of the consulting relationship, he will maintain in strict confidence the projects in which any member of the Digital Group is involved or contemplating.

b. Non-Solicitation. Caron further agrees that during Consulting Period and for six months thereafter, he will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other party doing business with any member of the Digital Group to terminate their employment, agency, or other relationship with the Digital Group or such member or to render services for any entity that is not a member of the Digital Group or transfer their business from the Digital Group or such member, and he will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

c. Non-Competition. Caron covenants and agrees that during the Consulting Period, he shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, any profit or nonprofit business or organization which, directly or indirectly competes with, or in any way interferes with, the business of the Company. Notwithstanding the foregoing, this covenant shall not prohibit the mere passive ownership of less than five percent (5%) of the outstanding stock of any publicly traded corporation, provided that Caron is not otherwise in violation of this covenant.

d. Non-Disparagement. Caron agrees that during the Consulting Period and thereafter, he will not make any statement, publicly or privately, which disparages or would reasonably be expected to disparage the Company, any of its affiliates or any of their respective employees, officers or directors. The Company agrees, during the Consulting Period and thereafter, not to make any statement, publicly or privately, which disparages or would reasonably be expected to disparage Caron.

e. Proprietary Information and Inventions Assignment Agreement. Caron acknowledges and agrees that he has executed that certain Proprietary Information and

Inventions Assignment Agreement with the Employer, dated March 4, 2009, a copy of which is attached hereto as Exhibit C, and that such agreement shall remain in full force and effect in accordance with its terms.

f. Interpretation. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. As used in this Section 7, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries or affiliates.

8. Independent Contractor. The Company and Caron expressly agree that, following the Termination Date, Caron is solely an independent contractor and neither Caron nor any principal, employee or contractor of Caron shall be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Nothing in this Agreement shall establish an agency, partnership, joint venture or employee relationship between the Company and Caron, and Caron shall not represent himself or herself as an employee or officer of the Company. The Company and Caron agree and acknowledge that neither party hereto renders legal, tax or accounting advice to the other party. Without limiting the generality of the foregoing, (i) the Company shall not pay, on the account of Caron or any principal, employee or contractor of Caron, any unemployment tax or other taxes required under the law to be paid with respect to employees and shall not withhold any monies from the fees payable pursuant to this Agreement for income or employment tax purposes, and (ii) the Company shall not provide Caron or any principal, employee or contractor of Caron with, and no such individual shall be eligible to receive from the Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits. Caron shall be solely responsible for all taxes arising in connection with any fees or other compensation paid to Caron under this Agreement, including without limitation any and all federal, state, local and foreign income and employment taxes.

9. No Assignment. This Agreement and the rights and duties hereunder are personal to Caron and may not be assigned, delegated, transferred or pledged by Caron. Caron hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale, transfer or other disposition of all or substantially all of the assets of the Company or (ii) a merger, consolidation or other similar corporate transaction involving the Company.

10. Indemnification. If the Company or its officers, directors, employees or agents incur any liability or expense as a result of any claim that any of the above representations and warranties are not true or have been breached or that arise from Caron’s negligent performance of the Consulting Services, Caron shall indemnify the Company, its officers, directors, employees and agents and hold each of them harmless against all such liability or expense, including reasonable attorney’s fees.

11. Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by fax, email or registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Digital Realty Trust, Inc.

Four Embarcadero Center, Ste. 3200

San Francisco, CA 94111

Attn: General Counsel

Fax: (415) 874-2840

If to Caron, to his most recent address on the Company’s books and records.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States.

b. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Caron and the Company. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

c. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any benefit, rights, remedies, obligations or liabilities under or by reason of this Agreement.

d. No Authority to Bind the Company. Caron shall have no authority to, and Caron shall not, (i) enter into any contract or agreement on behalf of the Company or otherwise bind or commit the Company or, (ii) except as expressly provided in Section 3.c above, incur any expense or liability on behalf of the Company.

e. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

f. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

g. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are, as of the Termination Date, intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. As of the Termination Date, this Agreement shall supersede all undertakings or agreements, whether written or oral, previously entered into by Caron and the Company or any predecessor thereto or affiliate thereof with respect to the subject matter hereof (including, without limitation, the Employment Letter).

h. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13. Acknowledgement. Caron hereby acknowledges (i) that Caron has consulted with independent counsel of Caron’s own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Caron has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Caron’s own judgment. Without limiting the generality of the foregoing, Caron acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Consulting Agreement effective as of the date first written above.

DIGITAL REALTY TRUST, INC.,
a Maryland corporation

By:	/s/ Ellen Jacobs
Name: Ellen Jacobs

DLR LLC, a Maryland limited liability company

By:	Digital Realty Trust, L.P.
Its:	Managing Member

By:	Digital Realty Trust, Inc.
Its:	General Partner

By:	/s/ Ellen Jacobs
Name: Ellen Jacobs
Title: SVP, Corporate Services

CARON

/s/ Dave Caron
Dave Caron

Exhibit A

DESCRIPTION OF SERVICES

To the extent requested by the Company, Caron will provide continuing advice and counsel related to the business issues and projects Caron was involved in while employed by the Company, including, but not limited to, the following:

•	Advise and cooperate with the Company with regards to the leasing and re-development of the Company portfolio, including, but not limited to, the following matters:

•	Leasing goals and targets at the property level,

•	Terms of lease proposals and leases,

•	Sales and leasing forecasts,

•	Re-development and repositioning strategy for portfolio assets in the portfolio, and

•	Technical deployment of redevelopment strategies;

•	Advise and cooperate with the Company with regards to the acquisitions process, including, but not limited to, the following:

•	Leveraging relationships within the brokerage community to assist in the sourcing of acquisitions,

•	Participation in the due diligence process, and

•	Assistance with underwriting, budgeting and post-acquisition integration;

•	Advise and cooperate with the Company with regards to control of property operations, including, but not limited to, the following:

•	Property operations and capital budgeting, variance analysis and reconciliations,

•	Property level accruals and postings, accounting practices and accounts payable and receivable practices,

•	Management of property operations, tenant relations and rent collection processes,

•	Property level business plans,

•	Invoices, vendor contracts and requests for service proposals, and

•	Guidance on reporting and corrective measures needed to ensure optimum property performance;

•	Cooperate with the Company, including providing supporting documentation or other assistance, with regards to any Company-related tax audit, personal property and income qualification, public filings or disclosure and reporting requirements;

•	Cooperate with the Company and its counsel in the contesting or defending of any claim against, or the pursuing of any claim on behalf of, the Company or any of its affiliates, including the provision of such testimony and documentation as may be reasonably necessary or related to such claim;

•	Provide to the Company transition assistance for any of the projects or matters with which Caron was involved while employed by the Company to continue without interruption or adverse effect, and to facilitate the orderly transfer of any such projects or matters to a representative or third party designated by the Company; and

Any other matter reasonably requested by the Company.

Exhibit B

OUTSTANDING EQUITY AWARDS

Equity Award	Number of Units Awarded as of Date of Grant	Date of Grant
Time-Based Profits Interest Units (2012)	6,463	February 14, 2012
Performance-Based Profits Interest Units (2012)	8,078	February 14, 2012
Time-Based Profits Interest Units (2013)	7,668	February 11, 2013
Performance-Based Profits Interest Units (2013)	9,584	February 11, 2013
Time-Based Profits Interest Units (2014)	16,887	February 11, 2014
Class D Profits Interest Units	62,039	February 11, 2014

Exhibit C

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

[Intentionally Omitted]

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